UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2016

IXIA
(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 818.871.1800
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On August 2, 2016, Ixia (the “Company”) issued a press release announcing its financial results for the fiscal second quarter ended June 30, 2016. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Form 8-K”).

The information in this Item 2.02 and in Exhibit 99.1 furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2016, by mutual agreement between the Company and Hans-Peter Klaey, Mr. Klaey submitted his resignation as Senior Vice President, Global Sales and as an employee of the Company, effective August 31, 2016 (the “Termination Date”). In connection with such resignation, Mr. Klaey will be eligible to receive severance benefits under the Ixia Officer Severance Plan (As Amended and Restated effective February 12, 2016) (the “Severance Plan”), subject to his compliance with the terms and conditions of the Severance Plan, including his timely execution and delivery of an employment separation agreement in substantially the form attached to the Severance Plan (the “Separation Agreement”). Mr. Klaey will have the right to revoke the Separation Agreement by giving written notice to the Company within seven days after he delivers it to the Company. In the event of any such revocation, the Separation Agreement will not be effective, and Mr. Klaey will not receive benefits under the Severance Plan.

Mr. Klaey’s benefits under the Severance Plan will include cash compensation in the total amount of $185,000, payable in installments over a 12-month period, and continued health care insurance coverage for 18 months following the Termination Date. In addition, pursuant to the terms of the Severance Plan and subject to Mr. Klaey’s compliance with the terms and conditions thereof, all of Mr. Klaey’s unvested equity incentives that would have vested within 12 months following the Termination Date will automatically vest in full and, in the case of stock options, become immediately exercisable. The Severance Plan is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission on May 6, 2016.

Item 7.01 Regulation FD Disclosure.
In the press release issued by the Company on August 2, 2016, the Company also announced that it plans to appoint Patti Key, who currently serves as Vice President, Sales, Americas of the Company, as Senior Vice President, Global Sales of the Company, and that Ms. Key has assumed leadership of the Company’s global sales team. The Company also announced in the press release that Hans-Peter Klaey will step down as Senior Vice President, Global Sales of the Company and will cease to be an employee of the Company on August 31, 2016 (as reported above in Item 5.02 of this Form 8-K). A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.
The information in this Item 7.01 and in Exhibit 99.1 furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act.

Item 8.01	Other Events.
On August 1, 2016, following a hearing on July 29, 2016, the U.S. District Court for the Central District of California (the “Court”) entered an order (the “Final Order”) granting final approval of the Stipulation and Agreement of Settlement, dated November 11, 2015, providing for the settlement of the securities class action, captioned Oklahoma Firefighters Pension & Retirement System, et al. v. Ixia, et al., filed against the Company and certain of its current and former officers and directors (the “Class Action Settlement Agreement”). The Class Action Settlement Agreement provides, among other terms, for a settlement payment in the amount of $3,500,000. As previously reported, the Court had granted preliminary approval of the settlement in an order dated February 29, 2016. In March 2016, one of the Company’s insurance carriers funded the settlement payment into an escrow account established pursuant to the Class Action Settlement Agreement. The Final Order also approved the award of attorneys’ fees and expenses to Plaintiffs’ counsel in the amount of $1,135,000, which will be paid from the settlement payment that is being held in the escrow account.

The Final Order is subject to appeal. In the event no appeal is filed, the settlement will become effective at the end of the appeal period, which is 30 days from August 1, 2016, the date the Final Order was entered by the Court.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
The following Exhibit 99.1 is furnished as a part of this Form 8-K:
Exhibit No.    Description
99.1    Press Release dated August 2, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated:	August 2, 2016	By:	/s/ Brent Novak
Brent Novak
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.    Description
99.1    Press Release dated August 2, 2016 of the Company